Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 31, 2017, with respect to the combined financial statements of Colfax Fluid Handling incorporated by reference in the Registration Statement (Form S-3) and related Prospectuses for the registration of debt securities, common stock, preferred stock, depositary shares, purchase contracts, purchase units and warrants.

/s/ Ernst & Young LLP

Baltimore, Maryland

March 27, 2018